# Bon Natural Life Limited

*Filed Pursuant to Rule 433*
*Issuer Free Writing Prospectus*
*Registration Statement File No. 333-251182*

*June 11th, 2021*

# Free Writing Prospectus Statement and Disclaimers

Bon Natural Life

The securities of Bon Natural Life Limited ("Bon Natural," "we," "us," "our" or the "Company") may only be sold pursuant to an effective registration statement filed with the Securities and Exchange Commission (the "SEC") or an exemption therefrom. This presentation highlights basic information about us and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. We have filed a registration statement on Form S-1 (including a prospectus, which is currently in preliminary form) (File No. 333-251182) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The preliminary prospectus, dated May 14, 2021, is available on the SEC website at www.sec.gov/edgar.

Alternatively, the Company or the underwriter participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact:

- US Tiger Securities, Inc. | telephone: (646) 978-5188 or e-mail: IB@ustigersecurities.com; or
- Newbridge Securities Corporation | telephone: (561) 395-1220 or e-mail: IBsales@newbridgesecurities.com
- R. F. Lafferty & Co., Inc. | telephone: (212) 293-9090 or e-mail: capitalmarkets@rflafferty.com

This presentation may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are characterized by future or conditional verbs such as "may," "will," "expect," "intend," "anticipate," believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. Such statements are only predictions, and our actual results may differ materially from those anticipated in these forward-looking statements.

We believe that it is important to communicate future expectations to investors. However, there may be events in the future that we are not able to accurately predict or control. Factors that may cause such differences include, but are not limited to, those discussed under Risk Factors in our registration statement filed with the SEC, including the uncertainties associated with the Company's ability to raise additional capital to finance the Company's activities; the Company's and its subsidiaries' ability to fully perform all of their obligations under the contractual obligations applicable to them; the effectiveness, profitability, and the marketability of its ongoing mix shift to more advanced products; legal and regulatory risks; the Company's ability to execute its growth strategy and the effectiveness of its increased research and developments pending; the future trading of the ordinary shares of the Company; the Company's ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; general economic and business conditions; the volatility of the Company's operating results and financial condition; the Company's ability to attract or retain qualified senior management personnel and research and development staff . We do not assume any obligation to update forward-looking statements as circumstances change.

Certain market data information in this presentation is based on management's estimates. Bon Natural obtained the industry, market and competitive position data used throughout this presentation from internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. Bon Natural believes its estimates to be accurate as of the date of this presentation. However, this information may prove to be inaccurate because of the method by which Bon Natural obtained some of the data for its estimates or because this information cannot always be verified due to the limits on the availability and reliability of raw data, and the nature of the data gathering process.

This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates. The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation.

# Summary Terms of the Offering

Bon Natural Life

| | |
|---|---|
| **Issuer** | ▪ Bon Natural Life Limited |
| **Listing / Ticker** | ▪ NASDAQ:BON |
| **Shares Offerred** | ▪ 2,000,000 Shares, with an over-allotment option of additional 15% |
| **Offering Price** | ▪ $5.00 per share (Gross Proceeds of $10M) |
| **Use of Proceeds** | ▪ Approximate breakdown of the Net Proceeds:<br>o 31% - Production capacity expansion<br>o 19% - Research & development<br>o 18% - Sales & distribution network<br>o 31% - Working capital |
| **Lock-up** | ▪ 180 days for companies' directors, officers and >5% shareholders |
| **Co-Lead Book Running Managers** | ▪ U.S. Tiger Securities, Inc.<br>▪ Newbridge Securities Corporation |
| **Joint-Lead Book Running Manager** | ▪ R. F. Lafferty & Co., Inc. |

## Executive Summary

Bon Natural Life

Bon Natural Life

**Bon Natural Life Limited ("BON") is a bio-ingredient solutions provider in the natural, health and personal care industries.**

- The Company focuses on the manufacturing of personal care ingredients, such as plant extracted fragrance compounds for perfume and fragrance manufacturers, natural health supplements such as powder drinks and bioactive food ingredient products mostly used as food additives and nutritional supplements by our customers.
- Over the last three years, the Company's products have been sold in China, Japan, South Korea, the US, and the EU.
- Notable customers include International Flavors & Fragrances Inc (NYSE:IFF), and Mars Wrigley.
- BON had $18.2M in Revenues in FY 2020[(1)] with Net Income of $3.1M.
- The company's headquarters are in Xi'an, China.
  - The Company's website: www.bnlus.com




APPLE POLYPHENOLS
SCLAREOL
SCLAREOLIDE
STACHYOSE

(1) FY 2020 ended September 30th, 2020.

# Company History / Milestones

**2006[1]**
- Xi'an App-Chem Bio(Tech) Co., Ltd. *(the company's predecessor)* was founded.



**2007[1]**
- First bio-manufacturing plant begins use.
- Starts selling products with end-customers in the U.S.



**2008[1]**
- Awarded National High & New-Tech Enterprise.
- Starts selling products with end-customers in the E.U.

**2012[1]**
- Second bio-manufacturing plant begins use.



**2016[1]**
- Passed U.S. FDA Inspection.
- Listed on NEEQ Exchange in China.

**2019[1]**
- Exceeds $15M in sales.
- Delists from NEEQ Exchange
- Changed name to Bon Natural Life Limited

**2020[1]**
- Exceeds $18M in sales.
- Preparing to list on U.S. NASDAQ Exchange

(1) All of the Company's Fiscal Years End on September 30th.

## Management Team & Board of Directors

Bon Natural Life

# Management – Chairman / Chief Executive Officer & Chief Financial Officer

Bon Natural Life



**Yongwei Hu | Chairman & Chief Executive Officer**

- Mr. Hu has over 20 years of experience in the marketing and management of personal care, dietary and food supplement products both in China and abroad.
- Mr. Hu founded Xi'an App-Chem Bio(Tech) Co., Ltd. *(the company's predecessor)* in 2006, and has served as its President, CEO and Chairman since then.
- He previously worked as the department head of Shaanxi Agriculture Industry and Trade, and was also Deputy Executive President of Shaanxi Iko Ostriches, the largest ostrich farm in China.
- Mr. Hu received his B.S. in Biology from Northwest University (Xi'an, China) in 1993.



**Zhenchao Li | Chief Financial Officer**

- Mr. Li has over 36 years of experience in finance and accounting and has served as CFO and senior accounting executive of multiple companies in various industries, including manufacturing, real estate, construction, energy, consumer, and asset management.
- Mr. Li has served as the CFO of Xi'an App-chem since 2019.
- He is a Senior Certified Public Accountant, Certified Forensic Accountant and the only candidate to pass the National Forensic Authentication Accounting exam in 2008.
- He is a committee member of Shaanxi Accounting Society and committee member of International Tax Research Institute in Xi'an city.

# Management – Operating Team



**Yingchun Xue | Chief Operating Officer**

- Mrs. Xue is a veteran phytochemical engineer with 26 years of industry experience, Ms. Xue specializes in research and development of plant extracts, as well as quality control and procurement of trade products.
- She was a former Sales Manager at Nu Skin, and Amway China.
- She received a Bachelor's degree in Applied Chemistry from Nanjing University.



**Jianli Liu | Chief Technology Officer**

- Mr. Liu is responsible for proposing and developing new products.
- He currently serves as the Dean of Traditional Chinese Medicine at Northwest University (Xi'an, China).
- He was a former Researcher of Organic Chemistry at the University of Manchester (UK).
- He received a PhD from University of Manchester (UK).
- He is a member of the Royal Society of Chemistry, and a member of Chinese Patent. Medicine Chapter of the China Association of Chinese Medicine.

# Independent Directors

**The Company has three Independent Directors with U.S. capital markets experience.**

## Lawrence W. Leighton

**Independent Director**
***Chairman of Nominating and Corporate Governance Committee***

- Experienced investment banker with a strong background in international finance and mergers and acquisitions.
- Senior Advisor at Bentley Associates LP
- His previous positions include Managing Director of **Chase Investment Bank**,, Limited Partner of **Bear Stearns**, and CEO of the U.S. Merchant Banking arm of **Credit Agricole.**
- B.S.E. degree Princeton University and an MBA from Harvard Business School.

## James Edward Burns

**Independent Director**
***Chairman of Compensation Committee***

- Chairman of the Board of Petrolia Energy (OTC:BBLS) and former President of the Company.
- Former President of **Fortress Energy Partners**, a division of Fortress Investment Group (NYSE: FIG).
- Former General Manager of Clean Energy & Innovation/LNG for Transport for Shell Americas, the Americas division of **Royal Dutch Shell (NYSE: RDS).**
- EMBA from the University of Houston and a B.S. in Business Administration from California State University.

## Christopher Constable

**Independent Director**
***Chairman of Audit Committee***

- Financial executive, with experience in operations, accounting, finance, treasury, public reporting and SOX compliance.
- Former Chief Financial Officer of Blue Star Foods Corp. (OTC:BSFC), a sustainable seafood company with operations in the United States and Asia.
- Former Consultant to Gateway Capital Corp., where he provided workout services to U.S. lending institutions.
- B.S. in Finance with a Minor in Accounting from the Merrick School of Business at the University of Baltimore.

## Our Business

Bon Natural Life

# Value Added Midstream Player with Important Role



BON sources feedstock raw materials (natural plants) obtained from farms. These include the following:

- Apples
- Stachys affinis *(aka, Chinese artichoke)*
- Clary Sage

Bon Natural Life

Raw materials are then processed at two different processing facilities in the Xi'an area.


APPLE POLYPHENOLS
SCLAREOL
SCLAREOLIDE
STACHYOSE

Then produced into fine powders of various natural chemicals.

**Types of Finished Products Sold By Customers**



Fragrances



Flavorings & Sweeteners



Powdered Drinks



Bioactive Ingredients

These fine powders are base active ingredients to make several different proprietary formulations by BON or its OEM & ODM customers.

**Fragrance Compounds**
***Fixatives***

- Clary sage-based natural ingredient.
- Replacement of a similar ingredient (ambergris) produced in intestines of certain whales
- Higher purity and yield by proprietary micro-fermentation process & molecular distillation technique.



**Fragrances**

| | |
|---|---|
| Fine Fragrances | Food |
| Consumer Fragrances | Beverage |
| Oral Care | Tobacco |
| Detergent Fixative | Alcohol |



Bon Natural Life

**Health Supplement**
***Powdered Drink***

- One of very few stachyose producers in the world.
- Plant or fruit based soluble dietary fiber.
- Stachyose is believed to promote the proliferation of beneficial intestinal bacteria.



**Health**

| | |
|---|---|
| Dietary Supplements | |
| Health Supplements | |



**Bioactive Food Ingredients**
***Multi-Functional***

- Naturally extracted active ingredients.
- Seek to improve personal health.
- For example: apple polyphenols, packed with antioxidant and potential benefits such as improving digestion and boosting immunity and weight management.



**Health**

| | |
|---|---|
| Dietary Supplements | |
| Health Supplements | |



Bon Natural Life


China
Xi'an
Production Facility 1
Tongchuan
Production Facility 2
Weinan
Xi'an
西安市
Corporate HQ
Xianyang

## Production Facility 1



- Located in the Tongchuan New District Industrial Park
- Owned by the Company
- Expansion phase is currently under construction
- 50 mins away from Corp. HQ

## Production Facility 2



- Located in the Weinan Dali Xuzhuang Industrial Park
- Leased by the Company
- 90 mins away from Corp. HQ

**BON has 2 facilities outside of Xi'an, China.**

- Located in Industrial parks within 90 minutes from the Company's HQ.
- Room for growth in capacity utilization within existing production footprint.
- Third production site has been identified for future expected growth.

**Combined Production Capacity For Both BON Facilities**

| | Production* (FY 2020) | Production Capacity | Utilization Rate (%) |
|---|---|---|---|
| Fragrance Compounds | 40.0 Tons* | 64.5 Tons | 62% |
| Health Supplements | 186.8k Cases | 436.8K Cases | 43% |
| Bioactive Food Ingredients | 97.2 Tons* | 106.2 tons | 92% |

**In addition to productions indicated above, sales volume for Fragrance Compounds in FY 2020 includes 1.8 tons of inventory from fiscal 2019. Sales volume of Bioactive Food Ingredients includes 18.2 tons of inventory from fiscal 2019 and 13.2 tons externally sourced products.*

Bon Natural Life

**BON's customers include very well-known names in Asia.**



**China**
- Tong Ren Tang *(pharmaceutical company)*
- Liangmianzhen *(personal care company)*
- Jing Brand *(health-care liquor company)*
- Angel Yeast *(yeast manufacturer)*



**Japan**
- Kao *(chemical and cosmetics company)*
- Asahi *(food and dietary supplement company)*



**South Korea**
- J2K Bio *(cosmetics company)*

**The Company's clients also include some of the biggest companies in the United States and Europe.**



**United States**
- International Flavors & Fragrances
- Mars Wrigley



**European Union**
- Symrise
- Fridal
- ACS International

## Our Industry

Bon Natural Life

Bon Natural Life

**China is the world's 2nd largest economy[1].**

- 15.5% of global GDP; $14.14 Trillion USD[1].
- Second only to the United States with 23.6%[1].

**Per capita disposable income is increasing in China.**

- Annual disposable income was $4,897[1][2] and is expected to increase to $6,334 by 2023E[2][3]; an increase of 29.3% from 2020E.
- As consumers have more money to spend, they are increasingly spending that on healthcare.

**Percentage of Global GDP (2019)[1]**



Rest of World (60.9%)
United States (23.6%)
China (15.5%)

**Per Capita Annual Disposable Income in PRC (2018-2023E)**
*(in $USD)[2]*



29.3% Projected Growth
$4,135
$4,487
$4,897
$5,323
$5,792
$6,334
2018
2019
2020E
2021E
2022E
2023E

(1) International Monetary Fund: World Economic Outlook Database; October 2019
(2) National Bureau of Statistics of China | http://www.stats.gov.cn/tjsj/ndsj/2019/indexeh.htm
(3) Translated from RMB into USD

Bon Natural Life

**The Chinese Government is actively endorsing policies to increase health outcomes for its citizens.**

- According to the Healthy China Action (2019-2030), the Chinese Government seeks to improve the health awareness of the general public.
- The goal is greatly improved, healthy lifestyles, and for the average life expectancy to be increased.



**Growth of the healthcare industry in China is expected to rise due to government guidance and increased disposable income.**

- China's healthcare expenditure is expected to grow from $1.5 Trillion to $2.1 Trillion by 2023E[(1)(2)]; an increase of 39.6% from 2020E.

**China's Healthcare Expenditure (2018-2023E)**
*(Trillions in $USD)[(2)]*



39.6% Projected Growth
$1.0
$1.3
$1.5
$1.7
$1.9
$2.1
2018
2019
2020E
2021E
2022E
2023E

(1) Forward (Qianzhan) Intelligence Co., Ltd. | https://f.qianzhan.com/chanyeguihua/detail/191105-551803bb.html
(2) Translated from RMB into USD

**One of the fastest growing sectors of the Chinese Healthcare space to grow will be the nutritional and dietary supplement market.**

- There is a deep and historic familiarity with the concept of using natural ingredients and formulations to treat various ailments.



**Tremendous growth opportunity for market participants.**

- China's nutritional and dietary supplement market is expected grow from $69.2 Billion in 2020E to $105.7 Billion by 2023E[(1)(2)]; an increase of 52.7%.

**Nutritional Supplements Market in PRC (2018-2023E)**
*(Billions in $USD)(2)*


52.7% Projected Growth
$48.5
$60.0
$69.2
$80.1
$92.4
$105.7
2018
2019
2020E
2021E
2022E
2023E

(1) Forward (Qianzhan) Intelligence Co., Ltd. | https://bg.qianzhan.com/report/detail/459/190115-aeff2fc4.html
(2) Translated from RMB into USD

## Financial Highlights

Bon Natural Life

**Resilient business model amid disruption by COVID-19.**

- In FY 2020, Sales increased to $18.2M, an increase of 11.1% over the previous year.
  - Our operations (manufacturing facilities) were shutdown for two months (February 2020 & March 2020).
  - Two-month shutdown represents approximately 16.5% of FY 2020 in time lost.
- Both gross and net income margins continued its upward trajectory due to our product mix shift towards higher margin categories.

| Income Statement[1] | FY 2018[2] | FY 2019[2] | FY 2020[2] |
|---|---|---|---|
| **Total Revenue** | **$10.80** | **$16.40** | **$18.20** |
| Revenue Growth | | 51.9% | 11.1% |
| | | | |
| **Gross Profit** | **$2.40** | **$5.30** | **$5.20** |
| **Net Income** | **$0.20** | **$2.60** | **$3.10** |
| Gross Profit Margins | 22.0% | 32.2% | 28.6% |
| Net Income Margins | 2.1% | 15.6% | 17.0% |

**FY 2019** | significant revenue growth.

**FY 2020** | sales were up 11%, despite production capacity down for 16% of the time.

Net income margins continue to improve

(1) All numbers in the Income Statement represented in Millions of USD.
(2) All Fiscal year-end numbers are as of September 30.

# Summary Financials | Segment Growth

Bon Natural Life

**FY 2020 Revenue (by Segment)**


Bioactive Ingredients
$6.5M (35.4%)
Fragrance Compounds
$7.9M (43.3%)
Health Supplements + Powder Drinks
$3.9M (21.3%)

**There was significant growth in two segments:**

- Fragrance Compounds
- Health Supplements / Powder Drinks

**Segment Growth (from FY 2018 – FY 2020)**

Fragrance Compounds (Millions)


$3.3
$7.9
+139.4%
2018
2020

Health Supplements / Powder Drinks (Millions)


$1.9
$3.9
+105.3%
2018
2020

Bioactive Ingredients (Millions)


$5.6
$6.5
+16.1%
2018
2020

## Summary Financials | International Growth

Bon Natural Life

### FY 2020 Revenue (by Geography)


Overseas (Ex-PRC)
$2.8M | (15.1%)
China
$15.5M | (84.9%)

### Geographical Breakdown of Sales

| | FY 2018 | % of Total | FY 2020A | % of Total | Absolute Growth |
|---|---|---|---|---|---|
| China | $9.27 | 86.0% | $15.46 | 84.9% | 67% |
| Overseas (Ex-PRC) | $1.51 | **14.0%** | $2.76 | **15.1%** | 83% |
| Total | $10.78 | | $18.22 | | |

**The % of international sales vs. domestic China sales continues to grow over time.**

**China is the biggest market for BON's products, but international sales continue to grow.**

- International growth has been steady – part of use of proceeds are to have a directed strategy to grow these markets.
- This includes putting sales/R&D/warehousing/manufacturing facilities in territories to better serve customers in the EU and US/CAD.

Bon Natural Life

**BON is entering the U.S. capital markets at a significant discount to its publicly traded peers.**

- We believe our public comparables are NYSE:IFF *(a customer of BON)* and NYSE:SXT.

## Comparable Public Company Analysis

*($ in millions, except per share data)*

| | | 6/8/2021 | BALANCE SHEET | | | INCOME STATEMENT | | | | VALUATION MULTIPLES | | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| Company Name | Symbol | Stock Price | Market Cap. | Shares Outstanding(1) | TEV | Total Revenue LTM | EBITDA LTM | Net Income LTM(2) | EPS LTM(3) | TEV/ Revenue LTM | TEV / EBITDA LTM | P/E LTM |
| **International Flavors & Fragrances Inc.** | NYSE:IFF | $144.81 | $36,046.1 | 136.88 | $47,970.1 | $6,202.2 | $1,328.1 | $423.9 | $3.1 | 7.7x | 36.1x | **46.8x** |
| **Sensient Technologies Corporation** | NYSE:SXT | $89.59 | $3,787.8 | 42.37 | $4,290.1 | $1,341.0 | $225.0 | $100.6 | $2.4 | 3.2x | 19.1x | **37.7x** |
| **Median** | | | | | | | | | | 5.5x | 27.6x | **42.2x** |

International Flavors & Fragrances Inc., together with its subsidiaries, manufactures and sells cosmetic active and natural health ingredients for use in various consumer products in Europe, Africa, the Middle East, Greater Asia, North America, and Latin America. It operates through four segments: Nourish, Scent, Health & Biosciences, and Pharma Solutions. International Flavors & Fragrances Inc. was founded in 1833 and is headquartered in New York, New York.

Sensient Technologies Corporation, together with its subsidiaries, develops, manufactures, and markets colors, flavors, and other specialty ingredients in North America, Europe, the Asia Pacific, and internationally. It operates through three segments: Flavors & Extracts Group, Color Group, and Asia Pacific Group. The company was incorporated in 1882 and is headquartered in Milwaukee, Wisconsin.

| | |
|---|---|
| BON # of Shares (Pre-Money) | 5,800,000 |
| $ Per Share | $5.00 |
| BON Pre-Money Equity Value ($M) | $29.00 |
| BON FY-2020 Net Income ($M) | $3.10 |
| BON Pre-Money P/E Multiple | **9.4x** |
| **Discount to PubCo Comparable P/E Multiple** | **77.9%** |

Source: S&P Capital IQ Data (6/9/2021)

(1) Weighted Average Diluted Shares Outstanding
(2) Normalized Net Income
(3) Normalized Earnings Per Share

# Impact of Covid-19

Bon Natural Life

**Covid-19 was disruptive to the business operations of the Company.**

- Like all businesses world-wide, our company was affected by the impact of Covid-19 which was first reported in China (approximately January 2020).
- Our operations (ability to produce materials in our manufacturing facilities) **were completely shutdown for two months in February 2020 / March 2020**;
  - Two-month shutdown represents approximately 16.5% of FY 2020 in time lost.
- Despite interruptions, FY 2020 sales were up 11.1% compared to FY 2019.


COVID-19

---

- BON was allowed to return to operations before other businesses because we were listed as key enterprise in the COVID-19 prevention and control by the Chinese government due to our immunity boosting product – stachyose.
- An initial return to full-scale manufacturing has been challenging due to world-wide supply-chain logistics issues; this has been improving monthly.



# Growth Strategy

Bon Natural Life

**The Company has three pathways towards growth in the near future.**

**Near-Term Growth**

**Expansion of Sales Force into New Territories**
- From 12 individuals to approximately 30 professionals.
- Dedicated resources in various territories (US / EU / China / Asia ex. China).

**Expansion of Production Capacity**
- Additional capacity within existing facility #1 in Tongchuan.
- Additional capacity through facility #3 in Yumen (Gansu province).

**Development of New Proprietary Products**
- Focus on human micro-biome health *(examples on next pages)*
- Sold directly to retail channels under branded names.

# New Proprietary Products – Hair Loss + Probiotics

Bon Natural Life

**BON will leverage its expertise in natural and healthy ingredients to co-develop products with retail partners.**

- Focused on growing consumer need of functional beauty and dietary supplement products in China.
  - Target market launch within 6 months of new funding.
  - Reviewing opportunities to collaborate with E-commerce platforms and white label partners.
- Initial markets targeted will be on a Shampoo that may help with hair-loss and probiotics.



Tianmei
SHAMPOO
PROFESSIONALS SHAMPOO

**BON Natural Micro-Eco Hair Repair *Shampoo***
- Made from apples
- Safe and convenient
- Will be marketed exclusively in China

**Benefits & Intended Use**
- Target hair loss
- Promote hair growth



复合
益生菌粉

**Probiotics Powder *Digestion Health Supplement***
- Made from stachyose and probiotics
- Taken in powdered drink form
- Will be marketed exclusively in China

**Benefits & Intended Use**
- Gut health
- Help reduce symptoms of certain digestive disorders

# New Proprietary Products – Dietary

**BON will be using natural and healthy ingredients to strive for a stronger immune system and hangover prevention.**

- The Prebiotics powder meant for all age groups.
  - Intended to optimize beneficial bacteria to strength the immune system.
- Pueraria tablets utilize organic compounds that seek to help liver recovery and increase alcohol metabolism.
  - May helps to alleviate pain, discomfort, fatigue, or any headache symptoms.



**BON Prebiotics Powder**

***Health Supplement***

- Made from stachyose
- Organic and healthy
- Taken in powdered form

**Benefits & Intended Use**

- Strengthens immune system
- Anti-aging



**BON Pueraria tablets**

***Hangover Relief***

- Accelerates alcohol metabolism
- Easy to take before or after drinking
- Uses sesame seeds

**Benefits & Intended Use**

- Liver protection
- Mitigates headaches

# New Proprietary Products – Weight Loss + Beauty

**BON will be focusing on healthy products that help the customers obtain the best physical version of themselves.**

- The protein fiber probiotics is intended to be a weight loss product.
  - High protein supplements and increased metabolism may act as the main functionalities to maintain weight control.

- The Beauty and Youth product has an ingredient called spermidine which decreases in the human body as people age.
  - Product intended to make users feeling younger and more energetic.
  - The product is intended to help prevent multiple disorders that come with age.


奈 SHOW



**Protein Fiber Probiotics**
***Weight loss Supplement***
- Suppress appetite and calorie intake
- Uses proteins as a main ingredient
- Taken with warm water

**Benefits & Intended Use**
- Controls weight gain
- Accelerates metabolism





**BON Beauty and Youth**
***Prolonged Beauty***
- Uses spermidine to control aging
- Easy to take, one pack a day
- Taken with warm water

**Benefits & Intended Use**
- Feel young and healthy
- Help reduce age-induced disorders e.g. menopausal discomfort

# Summary Investment Highlights

Bon Natural Life

| | |
|---|---|
| **Nutritional and Dietary Ingredients in China is a Massive Market** | ▪ The Nutritional and Dietary Ingredients subsector in the Chinese Healthcare space is estimated to be $106 Billion by 2023; industry growth of 50.0% from 2020 – 2023.<br>o Driven by rising disposable income and increasing spending in nutritional and dietary supplements by consumers in China. |
| **Strong Long-Term Customer Relationships** | ▪ Chosen by many name-brand customers both in China and abroad, including:<br>o International Flavor & Fragrance, Inc, Mars Wrigley, Fridal, Syrimise AG.<br>o Tongrentang (同仁堂), Liangmianzhen (两面针), Jing Brand (劲牌), Angel Yeast (安琪酵母). |
| **Solid Financials** | ▪ >68% Revenue growth from FY 2018(1) to FY 2020(1).<br>▪ Net Income Margins expanding from 2.1% in FY 2018(1) to 17.0% in FY 2020(1). |
| **Growth Prospects** | ▪ Building additional sales team in China and abroad.<br>▪ Expanding manufacturing capacity to meet upcoming demand.<br>▪ Branded and white label goods with higher margins. |
| **Discount To Market vs. Peer Group** | ▪ Pre-money market valuation of approximately a ~77% P/E multiple discount(2) to International Flavors & Fragrances Inc. (NYSE:IFF) and Sensient Technologies Corporation (NYSE:SXT). |

(1) FY 2018 ended September 30th, 2018, and FY 2020 ended September 30th, 2020.
(2) Market data used to determine public company comparable discount to NYSE:IFF and NYSE:SXT taken from 6/9/2021 and obtained from S&P Capital IQ.

# Bon Natural Life Limited

*Filed Pursuant to Rule 433*
*Issuer Free Writing Prospectus*
*Registration Statement File No. 333-251182*

*June 11th, 2021*

**Principal Executive Offices:**
C601, Gazelle Valley, No.69 Jinye Road.
Xi'an Hi-tech Zone, Xi'an, China